UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

November 2, 2009

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 909, Tower B
Chang An International Building
No. 88 Nan Guan Zheng Jie
Xi An City, Shan Xi Province
China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 2, 2009, China Recycling Energy Corporation (the “Company”) announces that on September 30, 2009 its wholly owned subsidiary Xi’an TCH Energy Technology Co., Ltd (“Xi’an TCH”) has delivered to Shenmu County Juijiang Trading Co., Ltd. (“Shenmu”) a set of 18 megawatt capacity power generating systems pursuant to a Cooperative Contract on Coke-oven Gas Power Generation Project (including its Supplementary Agreement) and a Gas Supply Contract for Coke-oven Gas Power Generation Project (collectively as “Contracts”).  The Contracts are for 10 years and provide that Xi’an TCH will recycle coke furnace gas from the coke-oven plant of Shenmu to generate power, which will then be supplied back to Shenmu.  Shenmu agrees to supply Xi’an TCH the coke-oven gas free of charge.  Power generation and delivery of power begin in October of 2009.

Under the Contracts, Shenmu will pay to the Company “energy-saving service fees” of approximately $473,000 per month for the life of the Contracts, as well as such additional amount as may result from the supply of power to Shenmu in excess of 10.80 million kilowatt hours per month at the rate of .30 yuan (approximately $.04) per kilowatt hour.  The Company is responsible for operating the systems and will do so through an unrelated third party at a cost of approximately $438,000 per year.

The Company expects to treat the Contracts as a sale-type lease.  Based on the accounting model CREG applies regarding sale-type leasing under GAAP, the Company expects to recognize approximately $18.3 million in revenue at September 30, 2009 (the delivery date) with a related cost of goods sold of $14.1 million.  After the inception of the lease, CREG anticipates that it will recognize a total amount of $38.4 million as interest income from this sale-type lease over the 10-year term, on a monthly accumulative basis as it receives the monthly installment payments from Shenmu.

Shenmu agrees to provide enough gas to support power generation for 7,200 hours annually for the generation systems which are the subject of the Contracts.  Xi’an TCH expects to receive 0.30 yuan (about $0.04) per kilowatt hour for the power generated.  The Company anticipates that the volume of power generation contemplated in the contract by this arrangement will yield approximately $5.7 million per year. Shenmu guarantees that monthly gas supply will not be lower than 21.6 million standard cubic meters, paid monthly. If gas supply is lower than that, Shenmu agrees to pay Xi’an TCH an energy-saving service fee of up to 10.80 million kilowatt-hours a month, the amount that results in the “energy-saving service fees” of approximately $473,000 per month described above.

Xi’an TCH maintains the ownership of the project throughout the term of the Contracts, including the already completed investment, design, equipment, construction and installation as well as the operation and maintenance of the project.  Xi’an TCH agrees to pay to Shenmu 50,000 yuan (about $7,300) a year to use the land for the power station.   At the end of the 10-year term, ownership of the systems transfers to Shenmu at no additional charge.

Shenmu agrees to provide a lien on its production line to guarantee its performance under the Contracts.  Three individuals provide an unlimited joint liability guarantee to Xi’an TCH for Shenmu’s performance under the Contracts and the Yulin Huiyuan Group provides a guarantee to Xi’an TCH for Shenmu’s performance under the Contracts.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibit is filed with this report.

Exhibit No.	Description
10.1	Cooperative Contract on Coke-oven Gas Power Generation Project
10.2	Gas Supply Contract for Coke-oven Gas Power Generation Project
10.3	Supplementary Agreement to Cooperative Contract on Coke-over Gas Power Generation Project
99.1	Press release dated November 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: November 2, 2009	/s/ Xinyu Peng
Xinyu Peng, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Cooperative Contract on Coke-oven Gas Power Generation Project
10.2	Gas Supply Contract for Coke-oven Gas Power Generation Project
10.3	Supplementary Agreement to Cooperative Contract on Coke-over Gas Power Generation Project
99.1	Press release dated November 2, 2009